Name of Registrant:
Franklin Templeton International Trust

File No. 811-06336

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Special Meeting of Shareholders (the "Meeting") of Franklin India Growth Fund (the "Fund") was held on February 12, 2014, at 2:00 p.m., Pacific time, at the offices of the Fund, One Franklin Parkway, San Mateo, California 94403.

Karen L. Skidmore acted at the Meeting as Chairperson. Ms. Skidmore appointed Seong Kim to serve as Inspector of Election.

The reading of the "Notice of Meeting of Shareholders" dated December 2, 2013 was waived. Ms. Skidmore indicated that the Affidavit of Mailing, the Notice of Meeting and the accompanying Proxy Statement would be entered into the Minutes of the Meeting.

An alphabetical list of shareholders entitled to vote at the Meeting and the proxies which had been executed by the shareholders were then presented. The Inspector of Election reported that on the record date, November 18, 2013, the Fund had 6,917,165 shares outstanding and entitled to vote at the Meeting, that a majority of such shares were represented by proxy at the Meeting, and that there was a quorum needed to transact the business of the Meeting.

The Chairman noted that the quorum needed to transact business at the Meeting was present and instructed the Inspector of Election to file the proxies with the records of the Trust. The Chairman then called for discussion and voting on the matters set forth in the Proxy Statement.

Ms. Kim then reported the proposals had passed and that the voting was as follows:

1.Regarding the proposal to approve a new subadvisory agreement between Franklin Advisers, Inc. and Templeton Asset Management Ltd.:

                 % of        % of                % of
  Shares      outstanding  Shares   Shares       outstanding  % of Shares
   For          shares      Voted   Against      Shares         Voted
4,404,705.8340  63.677%    97.237%  84,442.8864   1.221%        1.864%


                    % of                                   % of
  Withheld or      outstanding  % of Shares   Broker       outstanding
   Abstain          shares         Voted     Non-Vote      Shares
 40,716.2646        .589%          .899%       -0-           -0-


2.Regarding the proposal is to approve the use of a "manager of managers" structure whereby the investment manager will be able to hire and replace subadvisers without shareholder approval:


                 % of        % of                % of
  Shares      outstanding  Shares   Shares       outstanding  % of Shares
   For          shares      Voted   Against       Shares         Voted
4,291,910.3965  62.047%    94.747%  172,405.7242   2.492%        3.806%


                    % of                                   % of
  Withheld or      outstanding  % of Shares   Broker       outstanding
   Abstain          shares         Voted     Non-Vote      Shares
 65,548.8643        .948%          1.447%       -0-           -0-


There being no further business to come before the Meeting, upon motion duly made, seconded and carried, the Meeting was adjourned.


Dated: February 12, 2014

					_________________________________
						   Karen L. Skidmore
					   Vice President and Secretary